Exhibit 1(v)


                            IVY FUND

                   Ivy International Bond Fund


    Redesignation of Series of Shares of Beneficial Interest, Redesignation of Classes of Shares of Beneficial Interest,
    and Establishment and Designation of Additional Class of Shares of Beneficial Interest, No Par Value Per Share

     I, Michael G. Landry, being a duly elected, qualified and acting Trustee of Ivy Fund (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, DO HEREBY CERTIFY that, by a written consent dated as of January 28, 1998, the Trustees of the Trust (the "Trustees"), pursuant to
Article III and Article IV of the Agreement and Declaration of Trust of the Trust dated December 21, 1983, as amended and restated December 10, 1992 and filed with The Commonwealth of Massachusetts December 28, 1992 (the "Declaration of Trust"), duly approved, adopted and consented to the following resolutions as actions of the Trustees of the Trust:

     WHEREAS, acting pursuant to Article III of the Trust's Declaration of Trust, the Trustees established Ivy International Bond Fund (the "Fund") as an additional series of the Trust pursuant to an Establishment and Designation of Additional Series dated September 21, 1994 (the "Designation"), which Fund currently has an unlimited number of authorized and unissued shares of beneficial interest designated as "Ivy International Bond Fund - Class A" ("Class A"), "Ivy International Bond Fund - Class B" ("Class B"), "Ivy International Bond Fund - Class C" ("Class C") and "Ivy International Bond Fund - Advisor Class" ("Advisor Class") shares (each a "Class" and, collectively, the "Classes");

     WHEREAS, the Trustees, acting pursuant to Article III of the Declaration of Trust and Section 4 of the Designation, now desire to redesignate the Ivy International Bond Fund series of the Trust as Ivy High Yield Fund and to change the name of each Class; and

     WHEREAS, the Trustees have decided to divide the shares of beneficial interest of the Fund into an additional class, no par value per share;

     NOW, THEREFORE, IT IS HEREBY:

     RESOLVED, that "Ivy International Bond Fund" be, and it hereby is, redesignated as "Ivy High Yield Fund";

     FURTHER RESOLVED, that the name of each of the Fund's
     Class A, Class B, Class C and Advisor Class shares be, and it hereby is, redesignated as "Ivy High Yield Fund
     - Class A", "Ivy High Yield Fund - Class B", "Ivy High
     Yield Fund - Class C", and "Ivy High Yield Fund -
     Advisor Class", respectively;

     FURTHER RESOLVED, that the shares of beneficial interest of the Fund are hereby divided into one additional class, no par value per share, to be designated as "Ivy High Yield Fund - Class I" ("Class
     I"), of which there shall hereby be designated an unlimited number of authorized and unissued shares of beneficial interest (the "Class I shares");

     FURTHER RESOLVED, that each Class I share of the Fund shall be redeemable, shall represent a pro rata beneficial interest in the assets attributable to Class I, and shall be entitled to receive its pro rata share of net assets attributable to Class I upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each Class I share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions as each other share of the Trust, as set forth in the Declaration of Trust;

     FURTHER RESOLVED, that each Class I share of the Fund shall be entitled to one vote (or fraction thereof in the case of a fractional share) on matters on which such shares shall be entitled to vote. Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the 1940 Act or when the Trustees have determined that the matter affects only the interest of shareholders of one or more classes, in which case only the shareholders of that class (or classes) shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon in accordance with Rule 18f-2 under the 1940 Act (or any successor rule) and the Declaration of Trust;

     FURTHER RESOLVED, that any liabilities, expenses, costs, charges or reserves that should be properly allocated to the Fund's Class I may, in accordance with a plan previously adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act (the "Rule 18f-3 Plan"), or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by Class I, and the expenses so borne by Class I may be appropriately reflected and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of Class I, the other classes of the Fund, and the other series of the Trust; and

     FURTHER RESOLVED, that the preceding resolutions shall constitute an Amendment to the Declaration of Trust, effective as of the date that the Registration Statement pertaining to Ivy High Yield Fund is filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933.


     IN WITNESS WHEREOF, I have signed this Amendment this 30th day of January, 1998.



                         MICHEAL G. LANDRY
                         Michael G. Landry, as Trustee

The above signature is the true and correct signature of Michael
G. Landry, Trustee of the Trust.



                         C. WILLIAM FERRIS
                         C. William Ferris, Secretary/Treasurer
                         Mackenzie Investment Management Inc.